Filed Pursuant to Rule 424(b)(7)

Registration No. 333-200596

PROSPECTUS SUPPLEMENT

To prospectus dated December 10, 2014

151,127,493 Class A Shares
Representing Limited Partner Interests

This prospectus supplement updates and amends certain information contained in the prospectus dated December 10, 2014, as supplemented by the prospectus supplements dated December 31, 2014, April 1, 2015, July 1, 2015, October 1, 2015, December 22, 2015, January 4, 2016, February 1, 2016, March 7, 2016, December 30, 2016 and March 23, 2017 (as supplemented, the “Prospectus”), covering the resale by selling shareholders of up to an aggregate of 151,127,493 Class A shares representing limited partner interests in us. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any additional amendments or supplements thereto.

Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under “Risk Factors” on page 2 of the prospectus dated December 10, 2014 before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Shareholders” in the Prospectus.  Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus. All share and unit amounts appearing in this prospectus supplement have been adjusted to reflect the reverse splits effected by Plains GP Holdings, L.P., Plains AAP, L.P. and PAA GP Holdings LLC on November 15, 2016.

SELLING SHAREHOLDERS

On or about March 31, 2017, (i) KAFU Holdings (QP), L.P. (“KAFU QP”) exercised the Exchange Right with respect to an aggregate of 184,596 of its Class B shares, AAP units and general partner units and then distributed the resulting 184,596 Class A shares to certain of the selling shareholders listed below and (ii) KAFU Holdings, L.P. exercised the Exchange Right with respect to 611 of its Class B shares, AAP units and general partner units and then distributed the resulting 611 Class A shares to the selling shareholder listed below. We are amending the Selling Shareholders table in the Prospectus to reflect these transfers and to include or update information with respect to the transferees of such interests.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering	Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby	Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
KAFU Holdings (QP), L.P.(1)	20,887,923	7.3%	20,887,923	—	—
Evergreen Partners, LP	121,107	*	121,107	—	—
Hebrew Union College-Jewish Institute of Religion	27,354	*	27,354	—	—
NFS/FMTC LLC FBO Larry Flax IRA	7,175	*	7,175	—	—
Paragon Homes Inc. 401K Plan & Trust(2)	7,410	*	7,155	255	*
James C. Baker, Jr. and Holly F. Baker	6,412	*	6,412	—	—
Harold L. Segal, MD. A Medical CORP Retirement Trust Harold L. Segal, MD, Trustee	6,272	*	6,272	—	—
NFS/FMTC LLC FBO Richard L. Rosenfield IRA	5,347	*	5,347	—	—
Pau Family Trust Dated 8/6/2001	1,992	*	1,992	—	—
Fidelity Investments Charitable Gift Fund	1,782	*	1,782	—	—
KAFU Holdings, L.P.(1)	918,387	*	918,387	—	—
Christopher A. Higgins & Anne Yeager Higgins Trustees of the Higgins Family Trust	611	*	611	—	—

*	Less than one percent.

(1)

Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

(2)	The selling shareholder received 7,155 Class A shares in the transfer from KAFU QP; 255 Class A shares were previously owned.